PRESS RELEASE

ENEL AND ACCIONA SIGN AGREEMENT WITH E.ON REGARDING THE FUTURE OF ENDESA

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This agreement paves the way for the resolution of all uncertainties surrounding Endesa and for the achievement of the strategic objectives of Acciona and Enel.

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E.On will acquire Enel Viesgo and certain other Endesa assets: in Italy, France, Poland and Turkey and thermal power plants in Spain with a capacity of 1.475 MW (2.4% of total installed capacity in Spain) plus a 10 year supply contract over 450 MW of nuclear capacity

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E.On will not waive the 50.01% acceptance condition on its offer thus permitting Acciona and Enel immediately to launch its tender offer at a minimum price of 41 euros per Endesa share plus interest accrued from launch, and adjusted for dividends

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The agreement will allow Acciona and Enel to roll out their plan for the future of Endesa that will maintain the company’s leadership position in the Spanish and Latin American markets and at the same time remove anti-trust uncertainties.

Madrid, 2 April, 2007 – Enel and Acciona have signed an agreement with E.On with regard to the future of Endesa which will ensure that their joint project for Endesa can be rolled out and at the same time will safeguard the rights of minority shareholders and their access to superior offer terms.

In exchange both partners have agreed to sell to E.On certain assets which would likely be subject to disposal and others which will allow E.On to have a significant presence on the energy market. Some of these assets are owned by Enel and others by Endesa.  This will allow the German Group to extend its international presence and which will increase competition in both the Spanish and European electricity markets.

With this agreement both the Enel and Acciona partnership and E.On have reached a balanced solution which, provides a resolution to the legal and business disputes surrounding Endesa which risked becoming permanent and in the long-term could have inflicted damage upon Endesa and its shareholders. Acciona, Enel and E.On have agreed to withdraw all legal action that has been initiated with regard to their interests in Endesa.

The agreement reached provides that E.On will not purchase any Endesa shares sold into its Offer in the likely event that less than a majority of Endesa’s share capital is tendered. In return for the withdrawal of E.On’s tender offer, which will occur as a result of E.On not waiving its condition of the achievement of at least 50.01% ownership of Endesa’s share capital, Acciona and Enel agree to sell to E.On Enel Viesgo and certain other Endesa assets in Italy, France, Poland and Turkey while in Spain they will sell thermal power plants with a generation capacity of 1.475 MW (2.4% of total installed capacity in Spain) and will contract to provide to E.On for 10 years 450 MW of nuclear generation capacity. The transfer of these assets to E.On is subject to Acciona and Enel achieving control of Endesa, that the agreement is approved by all the corporate bodies of Endesa and of their receiving of all the relevant regulatory approvals.

On the withdrawal of the E.On tender offer that is currently under way the CNMV’s decision to prevent the joint render offer by Acciona and Enel from being launched for 6 months becomes void. As a result Acciona and Enel will be able immediately to launch their tender offer on the already agreed terms of at least 41 euros per Endesa share plus accrued interest from the moment the offer launched.

Further, the agreement will safeguard the rights of minority shareholders and offers them, with immediate effect, a superior price to that which they could today secure, removing any possible doubt surrounding the timetable or their right to sell their shares at the best available price.

The resolution will also result in benefits to the Spanish electricity market and consumers by contributing to promoting and increasing effective competition in two ways: by strengthening the position of competing operators in the market and by reducing the market share of the leading operator.

Finally E.On, Acciona and Enel believe that the agreement will be beneficial to Endesa which will be able to return to normality, removing the risk that its decision making bodies would become unable to exercise their role and resolving all the uncertainties regarding the future of Endesa which might have impeded or made more difficult its strategic planning.

The agreement was signed by the Chairman of Acciona, José Manuel Entrecanales, the Chief Executive Officer of Enel, Fulvio Conti and the Chief Executive Officer of E.On, Wulf Bernotat, all three expressing their satisfaction at the agreement.

The Chairman of Acciona, José Manuel Entrecanales, commented “This agreement ensures peace within Endesa and a better deal for shareholders and at the same time further enhances competition in the Spanish market with the entrance of a new player”.

The Chief Executive officer of Enel added: “ We have reached an extremely positive agreement which allows Enel and Acciona immediately to present a superior and clearer offer to Endesa’s  shareholders. Endesa will finally be able to return to normality after 18 months of legal and intercompany strife and will be equipped, with the support of its major shareholders, with a strategic plan that will enable it to meet the challenges of the coming years. Finally, for Enel, this agreement provides the platform for the achievement of our strategy to build a major European energy group with a strong presence both in Europe and in the rest of the world, for the benefit of our shareholders and our customers.”

About Acciona

Acciona is one of the main Spanish corporations with activities in more than 30 countries throughout the five continents. Its activities span from infrastructures, renewable energy sources, mini-hydro, urban and environmental services, logistic and transportation, real estate, hospital management, among others.

In 2006 Acciona recorded a turnover of 6,272 million € (+29.3% than in 2005), an EBITDA of 960 million euros (+29.2%), an operating profit of 630 million € (+23.1%) and an attributable net result of 1,370 million € (+322.8%). Acciona is quoted on the IBEX-35 (ANA.MC) selective index with a capitalisation of 10.3 billion euros.

About Enel

Enel is Italy's largest power company and Europe's third-largest listed utility by market capitalization. Listed on the Milan and New York stock exchanges since 1999, Enel has the largest number of shareholders of any Italian company, at some 2.3 million. It has a market capitalization of about 50 billion € at current prices.

About E.On

E.ON is the world’s largest private power and gas company with over 30 million  customers in more than 20 European countries and the United States and a non-audited turnover exceeding 50 billion € in 2005. Since its incorporation in 2000, E.On has focused in the energy and gas supply, having successfully developed new markets in the United States, the United Kingdom, Central and Eastern Europe and Scandinavia. E.On

Disclaimer

This press release contains information on Acciona, S.A. (Acciona), Enel S.p.A. (Enel) and E.ON AG (E.On) in connection with its beneficial ownership of shares in Endesa, S.A. (Endesa) and in connection with an agreement (the "Agreement") entered into today among Acciona, Enel, and E.On and the transactions and matters contemplated by the Agreement.

This press release should be read together with the Agreement, an original English language copy of which will be filed with the U.S. Securities and Exchange Commission (SEC) and a Spanish language translation of which has been filed with the Spanish Comisión Nacional del Mercado de Valores (CNMV).

Further, analysts and investors should carefully review all of the filings made by Acciona, Enel and E.On with the CNMV and with the SEC; those filings contain important information about Acciona, Enel and E.On, their beneficial ownership of Endesa shares, the Agreement, the transactions contemplated thereby, and other related matters. The Agreement and all of the information referred to in this paragraph is publicly available at www.cnmv.es and www.sec.gov, and must be considered reproduced in this release.

The implementation of the transactions contemplated or referred to by the Agreement and referred to herein, (including the pending tender offer by E.On for 100% of the shares of Endesa, the contemplated joint tender offer by Acciona and Enel for 100% of the shares of Endesa, and the acquisitions by E.On of some assets owned by Endesa and Enel) is subject to various conditions, authorizations, contingencies and other significant requirements and constraints deriving from applicable laws and regulations and from the

Agreement itself. Further, to the extent permitted under applicable law and from the Agreement itself, as long as it is permitted under the applicable law, Acciona, Enel and E.On reserve their right to amend, supplement, waive or rescind any part of the Agreement as they may agree from time to time. As a result of the foregoing, analysts and investors should not rely on this press release or on the Agreement as an assurance that any or all of the transactions envisaged in said documents will be necessarily completed or implemented. Further, analysts and investors are urged to read the Agreement and to seek legal advice in order to fully understand the terms, conditions, risks and contingencies to which the transactions envisaged in the Agreement are subject.

This press release has the purpose of summarizing and explaining certain key provisions of the Agreement for the benefit of the shareholders of Acciona, Enel and E.On, other investors in Endesa and the market in general. By preparing and releasing this press release, none of Acciona, Enel or E.On intends to recommend or suggest, directly or indirectly, any investment strategy in connection with Acciona, Enel, E.On, Endesa or any other company, or with any securities issued by any such persons. This press release does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this press release in any jurisdiction in contravention of applicable law. Subject to the terms and conditions provided in the Agreement and the agreement executed by and between Acciona and Enel on March 26, 2007, Acciona and Enel shall file with the CNMV and with other applicable market supervisors and regulators a tender offer document for the shares of Endesa, as soon as it is permitted and/or required under Spanish law and other applicable laws. Such prospectus will be provided to shareholders of Endesa in accordance with such law to the extent required or permitted thereby.

The release, publication or distribution of this press release in certain jurisdictions may be restricted by law and therefore persons in any such jurisdiction into which this press release is released, published or distributed should inform themselves about and observe such restrictions.

Additional Important Information for U.S. Investors

On January 26, 2007, E.On, through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and American Depositary Shares (“ADSs”) of Endesa with the SEC. Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the CNMV. Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

If Acciona and Enel commence a tender offer in the United States, they will file with the SEC a statement on Schedule TO that will include an offer to purchase, a letter of transmittal and related documents. The offer to purchase, letter of transmittal and related documents will also be mailed to U.S. holders of record of Endesa shares and holders of ADSs representing Endesa shares, and be made available for distribution to beneficial owners of Endesa shares and ADSs. The solicitation of offers to buy the Endesa shares and ADSs will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, U.S. stockholders should carefully read those materials (as well as any amendments and supplements to those materials) prior to making any decisions with respect to the tender offer because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, U.S. stockholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain such materials for free from Acciona and Enel or their duly designated agent.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements in its general meaning and within the meaning of Spanish applicable law regarding securities markets. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations, estimates regarding future growth of Acciona, Enel, E.On, Endesa and other companies, as well of the global business, market share, financial results and other aspects of the activity and situation relating to those companies. The forward-looking statements in this document can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", and similar language or the negative thereof or by forward-looking nature of discussions of strategy, plans or intentions. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this press release. None of Acciona, Enel or E.On undertakes any obligation to release publicly the results of any revisions to these forward-looking statements which may be made to reflect events and circumstances after the date of this press release, including, without limitation, change in Acciona’s, Enel’s or E.On’s business or acquisition strategy to reflect the occurrence of unanticipated events.